Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Cox Technologies, Inc.
Belmont, North Carolina

We consent to incorporation by reference in the registration statement (File No. 333-52738) on Form S-8 of Cox Technologies, Inc. of our report dated July 24, 2001, relating the consolidated balance sheet of Cox Technologies, Inc. and subsidiaries as of April 30, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, and all related schedules, which report appears in the April 30, 2001 annual report on Form 10-K of Cox Technologies, Inc.



/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.
Gastonia, North Carolina
July 24, 2001